Exhibit 10.21

Loan Agreement

Creditor, Houng Ki Kim (hereinafter referred to as the “Creditor”) and the Debtor, GLAAM Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a credit agreement that provides for a revolving line of credit to GLAAM as follows.

Article 1 (Ceiling of Borrowing Amount)

Creditor lends KRW 2,000 million (KRW 2,000,000,000) (hereinafter referred to as the “Borrowing Ceiling”) to Debtor, and Debtor borrows it.

Article 2 (Borrowing Term)

The term of borrowing under this Agreement shall be from January 2, 2023 to December 31, 2023, subject to borrowing from time to time up to Borrowing Ceiling.

Article 3 (Interest Rate and Repayment)

The interest rate on the Borrowings shall be five (5)% per annum.

Article 4 (Allowance of the Mid-term Repayment)

Debtor may prepay (be allowed partial repayment) of the borrowings, subject to the discretion of Debtor

Article 5 (Resolution of Dispute)

If a dispute arises in connection with the Agreement, Creditor and Debtor agree to resolve it amicably based on mutual trust, but if no agreement is reached and a lawsuit is filed, the Seoul Central District Court shall be the competent court.

To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept respectively after being signed and sealed by Creditor and Debtor.

January 2, 2023

Creditor Name : Houng Ki Kim.	Debtor Name : GLAAM Co., Ltd.

Address: #303, 15, 105-gil, Gangnamdae-ro, Seocho-gu, Seoul, ROK	Address: 298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, ROK

Resident Registration Number : 710211-1805515	Business Registration Number : 211-87-65996

Representative Director: Keong Rae Kim